CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

NOVELOS THERAPEUTICS, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Novelos Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Certificate of Incorporation of the Corporation, the following resolution was adopted by the Board at a meeting of the Board duly held on May 2, 2007, which resolution remains in full force and effect on the date hereof:

RESOLVED, that there is hereby established a series of the Corporation’s authorized Preferred Stock (the “Preferred Stock”) having a par value of $0.00001 per share, which series shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and shall consist of Four Hundred (400) shares. The shares of Series B Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1. Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Business Day” shall mean a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(c) “Fair Market Value” shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets other than cash or listed securities, the fair value thereof determined in good faith by the Board and the Requisite Holders.

(d) “Initial Issue Date” shall mean the date that shares of Series B Preferred Stock are first issued by the Corporation.

(e) “Lead Series B Preferred Investors” shall mean each of Xmark Opportunity Fund, L.P., a Delaware limited partnership (“Xmark LP”), Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company (“Xmark Ltd”), Xmark JV Investment Partners LLC, a Delaware limited liability company (“Xmark LLC”), Caduceus Master Fund Limited, a Bermuda corporation (“Caduceus Master”), Caduceus Capital II, L.P., a Delaware limited partnership (“Caduceus Capital”), UBS Eucalyptus Fund, L.L.C., a Delaware registered investment company (“UBS Eucalyptus”), PW Eucalyptus Fund, Ltd., a Cayman Islands investment company (“PW Eucalyptus”) and HFR SHC Aggressive Master Trust, a Bermuda trust (“HFR”).

(f) “Market Price”, as of a particular date (the “Valuation Date”), shall mean the following with respect to any class of listed securities: (A) if such security is then listed on a national stock exchange, the Market Price shall be the closing sale price of one share of such security on such exchange on the last trading day prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of such security in the most recent ten (10) trading sessions during which such security has traded; (B) if such security is then included in the OTC Bulletin Board, the Market Price shall be the closing sale price of one share of such security on the OTC Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the OTC Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; or (C) if such security is then included in the “pink sheets,” the Market Price shall be the closing sale price of one share of such security on the “pink sheets” on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded.

(g) “OrbiMed Entities” shall mean, collectively, Caduceus Master, Caduceus Capital, UBS Eucalyptus, PW Eucalyptus and HFR.

(h) “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(i) “Principal Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Initial Issue Date means the OTC Bulletin Board (“OTCBB”).

(j) “Requisite Holders” shall mean the holders of at least a majority of the then outstanding shares of Preferred Stock which majority must include (i) the Xmark Entities, provided such Xmark Entities have purchased an aggregate of $4,000,000 of Preferred Stock and hold at least one-third of the Preferred Stock issued to the Xmark Entities and (ii) the OrbiMed Entities, provided such OrbiMed Entities have purchased an aggregate of $5,000,000 of Preferred Stock and hold at least one-third of the Preferred Stock issued to the OrbiMed Entities (appropriately adjusted for any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization occurring after the date hereof).

(k) “SEC” shall mean the U.S. Securities and Exchange Commission.

(l) “Series B Stated Value” shall mean, with respect to each share of Series B Preferred Stock, Fifty Thousand Dollars ($50,000), which Series B Stated Value shall be subject to appropriate adjustment from time to time in the event of any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series B Preferred Stock.

(m) “Trading Day” means any day on which the Common Stock is purchased and sold on the Principal Market.

(n) “VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Requisite Holders and reasonably satisfactory to the Corporation.  If VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Corporation shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Requisite Holders, and shall cause such investment banking firm to perform such determination and notify the Corporation and the Requisite Holders of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Corporation.  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(o) “Xmark Entities” shall mean, collectively, Xmark LP, Xmark Ltd and Xmark LLC.

2. Designation; Preference and Ranking. The Series B Preferred Stock shall consist of Four Hundred (400) shares. The preferences of each share of Series B Preferred Stock with respect to dividend payments and distributions of the Corporation's assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be equal to the preferences of every other share of Series B Preferred Stock from time to time outstanding in every respect. Notwithstanding the terms and conditions of any series of Preferred Stock now or hereafter existing providing that the Series B Preferred Stock shall rank junior or senior thereto, the Series B Preferred Stock shall rank senior to all other outstanding series of Preferred Stock and senior to the Common Stock, par value $0.00001 per share (the “Common Stock”), of the Corporation as to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. No other equity or equity-linked securities shall be permitted to rank pari passu with the Series B Preferred Stock without express written approval of the Lead Series B Preferred Investors.

3. Dividend Rights. (a) Each holder of Series B Preferred Stock, in preference and priority to the holders of all other classes of stock, shall be entitled to receive, with respect to each share of Series B Preferred Stock then outstanding and held by such holder of Series B Preferred Stock, dividends, commencing from the date of issuance of such share of Series B Preferred Stock, at the rate of nine percent (9%) per annum of the Series B Stated Value (the “Series B Preferred Dividends”). The Series B Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid semi-annually in arrears beginning on September 30, 2007 and then on the last day of March and September in each year. The Series B Preferred Dividends shall be paid to each holder of Series B Preferred Stock in cash, out of legally available funds or at the Corporation’s election, but only if the Common Stock underlying such dividends are on the payment date subject to an effective Registration Statement (as defined in the Registration Rights Agreement), in Common Stock, based on the lesser of (x) the Conversion Price (as defined below) then in effect, and (y) the Fair Market Value of the Common Stock on the Business Day preceding the payment date. If shares of Series B Preferred Stock are transferred in between the scheduled Series B Preferred Stock dividend payment dates, each of the transferor and transferee of the Series B Preferred Stock are entitled to their respective pro rata portion of such Series B Preferred Dividends as of the date of transfer. Any election by the Corporation to pay dividends in cash or shares of Common Stock shall be made uniformly with respect to all outstanding shares of Series B Preferred Stock for a given dividend period.

(b) No dividends shall be paid on any Common Stock of the Corporation or any other capital stock of the Corporation during any fiscal year of the Corporation until all Series B Preferred Dividends (with respect to the current fiscal year and all prior fiscal years) shall have been paid, or declared and set apart for payment, when due to the holders of Series B Preferred Stock.

(c) In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation (except for Series C Preferred Stock), the Corporation shall, at the same time, pay to each holder of Series B Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series B Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends, subject to the limitations on conversion set forth in Sections 6(l) below.

4. Liquidation Rights. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, or any other class of capital stock of the Corporation, an amount equal to the Series B Stated Value for each share of Series B Preferred Stock then held by such holder, plus an amount equal to all declared but unpaid dividends, and all accrued but unpaid dividends set forth in Section 3(a) above, on each such share of Series B Preferred Stock (the “Liquidation Preference Payment”). If, upon the occurrence of any such liquidation, dissolution or winding up of the Corporation, the assets and funds to be distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference Payment, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the Liquidation Preference Payment each such holder is entitled to receive, and no assets of the Corporation shall be distributed to the holders of the Common Stock or any other class or series of capital stock of the Corporation in respect of such Common Stock or such other stock unless and until the Liquidation Preference Payment payable to all holders of the Series B Preferred Stock has been paid in full.

(b) After payment of the full Liquidation Preference Payment to the holders of the Series B Preferred Stock as set forth in Section 4(a) above and subject to any other distribution that may be required with respect to any future series of Preferred Stock that may from time to time come into existence, the remaining assets and funds of the Corporation, if any, available for distribution to stockholders shall be distributed (i) in connection with a Liquidation Event pursuant to Section 4(c)(1) below, ratably among the holders of the Series B Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon such Liquidation Event and the Common Stock, with the holders of the Series B Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible and (ii) in connection with a Liquidation Event pursuant to Sections 4(c)(2)-(5) below, ratably among the holders of Common Stock.

(c) The Requisite Holders, by written notice to the Corporation at least two (2) Business Days prior to the effective date thereof, may elect to treat any of the following transactions as a dissolution or winding up of the Corporation (each a “Liquidation Event”) for the purposes of this Section 4: (1) any dissolution, winding up or liquidation of the Corporation; (2) any sale, lease or other transfer of substantially all of the Corporation’s assets, in one or a series of transactions; (3) any merger, consolidation or similar business combination transaction, in which the Corporation is not the survivor or, if the Corporation is the survivor, then only if the holders of a majority of the Common Stock outstanding immediately before such transaction cease to own a majority of the Common Stock immediately after the transaction; (4) in one or a series of events, any change in the majority of the members of the Corporation’s Board of Directors (the “Board”), unless the replacement directors were nominated by the majority of the Board immediately preceding such change; and (5) if any person or entity (other than the Investors) shall acquire or become the “beneficial owner” (as that term is defined in Rule 13d-3 of the Exchange Act) of more than 50% of the Corporation’s outstanding stock.

(d) Distributions Other than Cash. Whenever the distributions provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value thereof. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series B Preferred Stock, based on the number of shares of Series B Preferred Stock held by each such holder.

(e) Right to Convert. Nothing in this Section 4 shall affect in any way the right of each holder of Series B Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 6 hereof prior to the Liquidation Event.

5. Voting Rights; Protective Provisions; Covenants.

(a) Except as otherwise provided herein or as required by applicable law, the holders of Series B Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series B Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the by-laws of the Corporation. As to any matter on which the holders of Series B Preferred Stock shall be entitled to vote, each holder of Series B Preferred Stock shall have a number of votes per share of Series B Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible on such record date or effective date, as the case may be, in accordance with Section 6 hereof (subject to the limitations on conversion set forth in Sections 6(l) below).

(b) So long as all or any portion of the Series B Preferred Stock remain outstanding, without the prior written consent of the holders of the Requisite Holders, the Corporation shall not, directly or indirectly, take any of the following actions or agree to take any of the following actions:

(1) amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Corporation’s certificate of incorporation (except for such amendments to increase the number of authorized common stock of the Corporation to 150,000,000 shares) or the bylaws;

(2) create or authorize the creation of or issue any equity security, or any security convertible into or exercisable for any equity security, unless the per share price of such securities exceeds $1.00 in cash and such securities rank junior to the Series B Preferred Stock; provided that the Company may issue shares of Common Stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose;

(3) increase the number of authorized shares of Series B Preferred Stock or authorize the issuance of or issue any shares of Series B Preferred Stock (other than in connection with the payment of Series B Preferred Dividends in accordance with Section 3 hereof);

(4) sell, lease, convey, license or otherwise grant any rights with respect to, all or substantially all of its assets (and in the case of licensing, any material intellectual property) or business of the Corporation and shall not effect any merger or consolidation with any other company unless as a result thereof and after giving effect thereto (a) the Corporation shall be the surviving corporation, (b) the Series B Preferred Stock shall continue to be outstanding, (c) there shall be no change in the preference, privileges or other rights and restrictions with respect to the Series B Preferred Stock and (d) there shall not be created or thereafter exist as a result of thereof any new class of shares having preference over the Series B Preferred Stock with respect to dividends, distribution of assets or rights upon liquidation;

(5) except for a declaration or payment of dividends on the Series B Preferred Stock and the Series C Preferred Stock (at such time as all accrued and unpaid dividends on shares of Series B Preferred Stock then due have been paid), the Corporation shall not declare or pay any dividends on any common stock, preferred stock or other capital stock of the Corporation;

(6) except for a redemption or repurchase of the Series B Preferred Stock or the Warrants issued to the holders of Series B Preferred Stock on the Initial Issue Date, the Corporation shall not redeem or repurchase any of its capital stock (or security exercisable, convertible or exchangeable for any of its capital stock), except relating to settlement with departing employees pursuant to written employment agreements in effect on the Initial Issue Date;

(7) incur any debt for borrowed money except with respect to borrowings pursuant to letter(s) of credit in effect as of the date hereof in an amount not to exceed $1,500,000 in the aggregate; provided that any such letter(s) of credit is/are fully cash collateralized; and

(8) change the number of directors which constitutes the Board of Directors.

6. Conversion. The holders of shares of Series B Preferred Stock shall have the following conversion rights:

(a) Optional Conversion. Subject to the terms and conditions of this Section 6, the holder of any share or shares of Series B Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (i) multiplying the number of shares of Series B Preferred Stock to be converted by the Series B Stated Value and adding to such product the amount of any accrued but unpaid dividends with respect to such shares of Series B Preferred Stock to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the Series B Conversion Price then in effect.

(b) Mandatory Conversion. Subject to the terms and conditions of this Section 6, if the Registration Statement covering the resale of the shares of Common Stock underlying all of the Series B Preferred Stock is declared effective by the SEC, and is then effective, and the daily VWAP of the Common Stock for twenty (20) consecutive trading days exceeds $2.00 per share, then the outstanding Series B Preferred Stock shall automatically convert, together with accrued dividends, into Common Stock at the Conversion Price then in effect.

(c) The “Series B Conversion Price” shall initially be $1.00, and shall be subject to adjustment from time to time in accordance with the provisions of this Section 6.

(d) Conversion Procedures:

(1)  Optional. The rights of conversion set forth in this Section 6 shall be exercised by any holder of Series B Preferred Stock by giving written notice to the Corporation that such holder elects to convert a stated number of shares of Series B Preferred Stock into Common Stock (the “Optional Conversion Notice”) and by surrender of a certificate or certificates for the shares of Series B Preferred Stock so to be converted (or, in lieu thereof, by delivery of an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series B Preferred Stock) at any time on the date set forth in such notice (which date shall not be earlier than the Corporation’s receipt of such notice), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(2) Mandatory. In the case of mandatory conversion, the Corporation shall within five (5) Business Days of the occurrence of the events described in Section 6(b) notify the Corporation’s transfer agent of such events (“Mandatory Conversion Notice”) which shall identify the Conversion Price then in effect and direct the Transfer Agent to send certificates representing shares of Common Stock issued upon conversion to the holders of Series B Preferred Stock upon surrender of the certificates for shares of Series B Preferred Stock; and the Corporation shall provide a copy of such Mandatory Conversion Notice to each holder of Series B Preferred Stock. The Mandatory Conversion Notice shall state the Conversion Price then in effect and the address for the Company’s transfer agent to send the new Common Stock upon surrender of the Series B Preferred Stock certificates to the Company’s transfer agent and the address of the Company’s transfer agent for the holder to send its Series B Preferred Stock certificate(s). Immediately upon the occurrence of the events described in Section 6(b), all shares of Series B Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates representing the number of shares of Common Stock into which such Series B Preferred Stock has been converted.

(e) Promptly after receipt of the written notices referred to in Section 6(d) above and surrender of the certificate or certificates for the share or shares of Series B Preferred Stock to be converted (or, in lieu thereof, by delivery of an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed), but in no event more than three (3) Business Days thereafter, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder of Series B Preferred Stock, registered in such name or names as such holder may direct in writing, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series B Preferred Stock. To the extent permitted by law, such optional conversion shall be deemed to have been effected, and the Series B Conversion Price shall be determined, as of the close of business on the date on which such Optional Conversion Notice shall have been received by the Corporation and the certificate or certificates for such share or shares of Series B Preferred Stock shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost stock affidavit has been delivered to the Corporation). Upon a mandatory conversion, such conversion shall be deemed to have been effected, and the Series B Conversion Price shall be determined, as of the close of business on the date on which the conditions in Section 6(b) have been satisfied. At such time of conversions, the rights of the holder of such share or shares of Series B Preferred Stock shall cease with respect to the shares of Series B Preferred Stock being converted, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(f) If the Company shall fail for any reason or for no reason to issue to a holder the applicable certificate or certificates within three (3) Business Days of receipt of documents necessary for the conversions set forth above (the “Deadline Date”), then, in addition to all other remedies available to such holder, if on or after the Business Day immediately following such three (3) Business Day period, such holder or holder’s broker, acting on behalf of such holder, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares of Common Stock that such holder anticipated receiving from the Company upon a conversion of holder’s Series B Preferred tock (a “Buy-In”), then the Company shall, within three (3) Business Days after such holder’s request and in such holder’s sole discretion, either (i) pay cash to the holder in an amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such holder a certificate or certificates representing such shares of Common Stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of shares of Common Stock, times (b) the closing bid price on the Deadline Date.

(g) No fractional shares shall be issued upon any conversion of shares of Series B Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6(g), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series B Preferred Stock for conversion an amount in cash equal to the Market Price of such fractional share of Common Stock. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(d) above exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(h) If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Series B Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(i) If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Series B Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(j) If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 6, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(k) If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person, then, as a part of such merger, or consolidation or sale, provision shall be made so that holders of Series B Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such merger, consolidation or sale, without regard to any conversion limitation specified in Section 6(j). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series B Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Section 6, including adjustment of the Series B Conversion Price then in effect for the Series B Preferred Stock and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(l) (I) Except as to a mandatory conversion contemplated by Section 6(b) above, notwithstanding anything herein to the contrary, in no event shall a holder of Series B Preferred Stock be entitled to convert any portion of the Series B Preferred Stock so held by such holder in excess of that portion upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through ownership of the unconverted shares of Series B Preferred Stock or the unexercised or unconverted portion of any other security of the holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of that portion of the Series B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its Affiliates of any amount greater than 4.99% of the then outstanding shares of Common Stock (whether or not, at the time of such conversion, the Holder and its Affiliates beneficially own more than 4.99% of the then outstanding shares of Common Stock). The waiver by a holder of Series B Preferred Stock of any limitation contained in an option or convertible security now or hereafter held by such holder that is similar or analogous to the limitations set forth in this Section 6(l) shall not be deemed a waiver or otherwise effect the limitation set forth in this Section 6(l), unless such waiver expressly states it is a waiver of the provisions of this Section 6(l). For purposes of this Section 6(l), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. Any holder of Series B Preferred Stock may waive the limitations set forth herein by sixty-one (61) days written notice to the Corporation.

(II) Except as to a mandatory conversion contemplated by Section 6(b) above, notwithstanding anything herein to the contrary, in no event shall a holder of Series B Preferred Stock be entitled to convert any portion of the Series B Preferred Stock so held by such holder in excess of that portion upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through ownership of the unconverted shares of Series B Preferred Stock or the unexercised or unconverted portion of any other security of the holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of that portion of the Series B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its Affiliates of any amount greater than 9.99% of the then outstanding shares of Common Stock (whether or not, at the time of such conversion, the Holder and its Affiliates beneficially own more than 9.99% of the then outstanding shares of Common Stock). The waiver by a holder of Series B Preferred Stock of any limitation contained in an option or convertible security now or hereafter held by such holder that is similar or analogous to the limitations set forth in this Section 6(l) shall not be deemed a waiver or otherwise effect the limitation set forth in this Section 6(l), unless such waiver expressly states it is a waiver of the provisions of this Section 6(l). For purposes of this Section 6(l), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. Any holder of Series B Preferred Stock may waive the limitations set forth herein by sixty-one (61) days written notice to the Corporation.

(m) Notices of Record Date. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock or any other class or series of capital stock of the Corporation payable in cash or stock or make any other distribution to the holders of its Common Stock or any such other class or series of capital stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock or any other class or series of capital stock of the Corporation any additional shares of stock of any class or other rights; or

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, any Acquisition or a liquidation, dissolution or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to each holder of any shares of Series B Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 Business Days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (3) of this Section 6(m) and (b) in the case of any event set forth in clause (3) of this Section 6(m), at least 20 Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (3) of this Section 6(m).

(n) Upon any adjustment of the Series B Conversion Price, then and in each such case the Corporation shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to each holder of shares of Series B Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series B Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(o) The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of the Series B Preferred Stock as herein provided, 125% (which percentage shall be decreased to 100% in the event the Company’s shareholders do no approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock to 150,000,000) of such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock without regard to the limitation set forth in Section 6(l). The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series B Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Series B Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series B Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Amended and Restated Certificate of Incorporation.

(p) The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock which is being converted.

(q) The Corporation will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

7. Amendment. This Certificate of Designations may only be amended with the prior written consent of the Requisite Holders and, in the event that any such amendment materially adversely affects a holder of Series B Preferred Stock in a manner disproportionate to the other holders of Series B Preferred Stock, without the prior written consent of such holder. The Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation shall have obtained the written consent to such action or omission to act, of the Requisite Holders and, in the event that any such action or omission to act materially adversely affects a holder of Series B Preferred Stock in a manner disproportionate to the other holders of Series B Preferred Stock, without the prior written consent of such holder.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of the 2nd day of May, 2007.

NOVELOS THERAPEUTICS, INC.

/s/ Harry S. Palmin
Name: Harry S. Palmin Title: President and CEO